Exhibit 23.1

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S CONSENT

We consent to the inclusion in this Registration Statement of OMS Energy Technologies Inc on Form F-1 of our report dated August 30, 2024, except for Note 15 and 27, as to which the date is November 4, 2024, with respect to our audit of the consolidated financial statements of OMS Energy technologies Inc (“Successor”) as of March 31, 2024 and for the period from June 16, 2024 through March 31, 2024 as well as our report dated August 30, 2024, with respect to our audits of the consolidated financial statements of OMS Holdings Pte Ltd (“Predecessor”) as of March 31, 2023 and for the period from April 1, 2023 through June 15, 2023, which reports appear in the Prospectus, which is part of this Registration Statement. We also consent to the reference to our Firm under the heading “Experts” in such Prospectus.

Marcum Asia CPAs LLP

New York, New York

November 4, 2024